N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Inc. Announces Repurchase of Its 1.875%
Convertible Subordinated Debentures Due 2024

FORT WORTH, TEXAS (September 30, 2011) – Quicksilver Resources Inc. (NYSE: KWK) announced today that holders of our 1.875% Convertible Subordinated Debentures Due 2024 (CUSIP No. 74837RAB0) (the “Notes”) have the right to require Quicksilver to repurchase their Notes in cash on November 1, 2011 (the “Repurchase Date”). As of September 29, 2011, there were $150,000,000 aggregate principal amount of Notes outstanding. The Bank of New York Mellon, the trustee, has sent the notice of repurchase to registered Note holders.

If the holders require Quicksilver to repurchase their Notes, we will pay a repurchase price equal to the principal amount thereof, excluding accrued and unpaid interest. Interest on the Notes will be paid on November 1, 2011 to holders of record on the October 15, 2011 record date.  The repurchase price for any Notes surrendered for repurchase will not include any accrued and unpaid interest.

Holders may exercise their repurchase right until the close of business on October 31, 2011.  To exercise their repurchase right, Holders need to deliver  to The Bank of New York Mellon, as the paying agent, at the address below, a written notice of repurchase at any time from October 11, 2011 until October 31, 2011 stating, (i) if certificated, the certificate numbers of the Notes which the holder will deliver to be repurchased, (ii) the portion of the principal amount of Notes that the holder will deliver to be repurchased; and (iii) that such Notes will be repurchased as of the Repurchase Date under the terms and conditions specified in the Notes and in the indenture governing the Notes, and by physical delivery or book-entry transfer of the Notes (together with all necessary endorsements) to the paying agent simultaneously with, or at any time after, delivery of the written notice of repurchase. The delivery or transfer of the Notes is a condition to receiving the repurchase price. The repurchase price will be paid pursuant to the indenture only if the Notes delivered or transferred conform in all respects to the description in the related written notice of repurchase.

At any time prior to the close of business on October 31, 2011, any holder who has delivered a written notice of repurchase has the right to withdraw the notice by delivering a written notice of withdrawal to the paying agent specifying, (i) the certificate number, if any, of the Note in respect of which the notice of withdrawal is being submitted, or the appropriate information required by The Depository Trust Company (“DTC”) if the Note in respect of which such notice of withdrawal is being submitted is represented by a global note, (ii) the principal amount of the Note with respect to which the notice of withdrawal is being submitted; and (iii) the principal amount, if any, of the Note which remains subject to the original written notice of repurchase and which has been or will be delivered for repurchase by Quicksilver.

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Upon the occurrence of certain events described in the indenture, the Notes may become convertible into Quicksilver shares according and subject to the terms of the indenture. The current conversion rate for the Notes is 65.4418 of Quicksilver shares per $1,000 principal amount of Notes. If a holder has delivered a written notice of repurchase, the Notes may be converted (provided the Notes are otherwise eligible for conversion) only if the written notice of repurchase is withdrawn prior to the close of business on October 31, 2011, subject to compliance with the conversion procedures in the indenture. As of the date of this notice, the Notes are not eligible for conversion.

The Notes being delivered for repurchase (or conversion, if applicable) should be surrendered to the paying agent for the payment of the repurchase price (or the conversion agent in case the Notes become eligible for conversion and are being converted) as follows:

The Bank of New York Mellon Corporation
Corporate Trust – Reorganization Unit
101 Barclay Street – 7 East
New York, NY 10007
Attn: Mr. William Buckley
Telephone:     (212) 815-5788
Fax:                  (212) 298-1915

The method chosen for the delivery of the Notes is at the option and risk of the holder of the Notes. If delivery is by mail, use of registered or certified mail, properly insured, is suggested. Notes held through the DTC should be surrendered for repurchase or conversion in accordance with DTC’s procedures.

Each holder of the Notes should review the notice of repurchase carefully and consult with their own financial and tax advisors with respect to the matters discussed in the notice.  None of Quicksilver, our board of directors, officers or other representatives, nor the trustee or the paying agent, is making any representation or recommendation to any holder of the Notes as to whether to surrender Notes for repurchase.

The CUSIP number is included solely for the convenience of the holders of the Notes. No representation is made as to its correctness. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales, coal beds and tight sands in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta and has an office in Fort Nelson, British Columbia.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
John Hinton
(817) 665-4990

KWK 11-14

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